Exhibit 99.1

Semler Scientific® Reports Third Quarter 2024 Financial Results and Additional Bitcoin Purchases

Santa Clara, CA – November 4, 2024 – Semler Scientific, Inc. (Nasdaq: SMLR), a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases, today reported financial results for the third quarter ended September 30, 2024. In addition, Semler Scientific announced the purchase of an additional 47 bitcoins for an aggregate amount of $3.0 million from operating cash flow since August 26, 2024. Semler Scientific now holds 1,058 bitcoins for a total purchase amount of $71.0 million as of November 4, 2024.

“We are pleased to report strong performance from our healthcare business with income from operations of $5.1 million in the third quarter,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “We remain laser focused on acquiring and holding bitcoin, while supporting innovation and growth in our healthcare business.”

“We are capitalizing on the opportunity to maximize stakeholder value by accumulating bitcoin,” said Eric Semler, chairman of Semler Scientific. “We plan to continue to purchase bitcoin with cash from operations and with cash proceeds from our sales under our ATM program. In addition, we are exploring additional financing opportunities that will enable us to acquire even more bitcoin.”

FINANCIAL RESULTS

For the third quarter ended September 30, 2024, compared to the corresponding period of 2023, Semler Scientific reported:

●	Revenues of $13.5 million, a decrease of $2.8 million, or 17%, compared to $16.3 million.
●	Cost of revenues of $1.2 million, an increase of $0.1 million, or 4%, compared to $1.1 million.
●	Total operating expenses, which include cost of revenues, of $8.4 million, a decrease of $1.6 million, or 16%, compared to $10.0 million.
●	Income from operations of $5.1 million, a decrease of $1.2 million, or 20%, compared to $6.3 million.
●	Pre-tax income of $6.4 million (which includes an unrealized gain from the change in fair value of Semler Scientific’s bitcoin holdings of $1.1 million), a decrease of $0.6 million, or 9%, compared to $7.0 million.
●	Income tax expense of $0.8 million, or an effective tax rate of 12%, compared to $1.5 million, or an effective tax rate of 21%.
●	Net income of $5.6 million or $0.80 per basic share and $0.72 per diluted share, an increase of $0.1 million, or 2%, compared to net income of $5.5 million, or $0.82 per basic share and $0.71 per diluted share.

Semler Scientific’s two largest customers (including their affiliates) comprised 44% and 29% of third quarter 2024 revenues, respectively, and its three largest customers comprised 36%, 28% and 11% of third quarter 2023 revenues, respectively.

BITCOIN HOLDINGS

As of September 30, 2024, Semler Scientific held 1,018 bitcoins with a fair value of $64.5 million, which reflects a cumulative reduction in fair value of $3.9 million. During the third quarter ended September 30, 2024, Semler Scientific purchased 141 bitcoins for an aggregate cost of $8.4 million.

Subsequently through November 4, 2024, Semler Scientific purchased an additional 40 bitcoins for an aggregate cost of $2.6 million. Semler Scientific’s total holdings as of November 4, 2024 are 1,058 bitcoins for an aggregate purchase amount of $71.0 million from operating cashflow. All purchase amounts include fees and expenses.

ATM Update

As previously disclosed in Semler Scientific’s registration statement on Form S-3 that became effective on August 13, 2024, Semler Scientific entered into a Controlled Equity Offeringsm Sales Agreement (the Sales Agreement) with Cantor Fitzgerald & Co., pursuant to which the Company may issue and sell from time to time up to $50.0 million of its common stock in an at-the-market (ATM) offering. As of September 30, 2024, Semler Scientific had sold an aggregate of 86,734 shares under the Sales Agreement for aggregate net proceeds (less sales commissions) of approximately $2.5 million.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the third quarter ended September 30, 2024, as well as provide a business update on Semler Scientific’s strategies for the near-term future. Questions can be submitted prior to the start of the call to ir@semlerscientific.com.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10193272/fda6de9798. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (833) 816-1161

International callers: (412) 317-0717

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023

Revenues	$13,512	$16,316	$43,881	$53,127
Operating expenses:
Cost of revenues	1,156	1,111	3,657	3,599
Engineering and product development	1,186	1,174	3,764	4,566
Sales and marketing	2,976	3,423	10,107	13,601
General and administrative	3,129	3,710	8,962	11,028
Strategic streamlining	—	599	—	599
Total operating expenses	8,447	10,017	26,490	33,393
Income from operations	5,065	6,299	17,391	19,734
Interest and dividend income	168	692	1,699	1,772
Change in fair value of notes held for investment	—	—	128	(217)
Change in fair value of digital assets	1,137	—	(3,918)	—
Other income (expense)	5	(3)	8	(3)
Other income (expense), net	1,310	689	(2,083)	1,552
Pre-tax income	6,375	6,988	15,308	21,286
Income tax provision	766	1,474	3,615	4,924
Net income	$5,609	$5,514	$11,693	$16,362
Net income per share, basic	$0.80	$0.82	$1.68	$2.44
Weighted average number of shares used in computing basic net income per share	7,045,108	6,717,301	6,961,095	6,708,675
Net income per share, diluted	$0.72	$0.71	$1.50	$2.09
Weighted average number of shares used in computing diluted net income per share	7,771,088	7,818,236	7,783,350	7,847,390

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars, except share and per share data)

	September 30,	December 31,
	2024	2023
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$6,568	$57,200
Restricted cash	133	132
Trade accounts receivable, net of allowance for credit losses of $266 and $287, respectively	6,667	6,125
Short-term notes held for investment	6,100	—
Inventory, net	380	445
Prepaid expenses and other current assets	1,646	2,042
Total current assets	21,494	65,944
Assets for lease, net	1,737	2,285
Property and equipment, net	548	720
Long-term investments	512	512
Notes held for investment	—	5,372
Intangible digital assets	64,482	—
Other non-current assets	106	270
Deferred tax assets, net of valuation allowance of $936 and $0, respectively	3,315	2,962
Total assets	$92,194	$78,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$545	$402
Accrued expenses	5,258	4,502
Deferred revenue	805	1,120
Other short-term liabilities	231	176
Total current liabilities	6,839	6,200

Long-term liabilities:
Other long-term liabilities	—	70
Total long-term liabilities	—	70
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,334,600 and 7,099,441 shares issued, and 7,120,178 and 6,885,019 shares outstanding (treasury shares of 214,422 and 214,422), respectively	7	7
Additional paid-in capital	13,852	11,985
Retained earnings	71,496	59,803
Total stockholders’ equity	85,355	71,795

Total liabilities and stockholders’ equity	$92,194	$78,065

Semler Scientific, Inc.

Condensed Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	Nine months ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,693	$16,362

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	480	439
Deferred tax expense	(353)	(478)
Loss on disposal of assets for lease	323	355
Loss on disposal of inventory	—	171
Gain on short-term investments	—	(307)
Allowance for credit losses	(21)	203
Change in fair value of notes held for investment	(128)	217
Change in fair value of digital assets	3,918	—
Stock-based compensation	498	907
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(512)	(2,284)
Inventory	65	30
Prepaid expenses and other current assets	388	(478)
Other non-current assets	64	98
Accounts payable	143	(535)
Accrued expenses	756	2,250
Other current and non-current liabilities	(16)	(22)
Deferred revenue	(315)	(40)
Net Cash Provided by Operating Activities	16,983	16,888

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(48)	(310)
Purchase of notes held for investment	(500)	(1,000)
Purchase of digital assets	(68,400)	—
Proceeds from maturities of short-term investments	—	59,719
Purchase of short-term investments	—	(57,869)
Purchase of assets for lease	(35)	(773)
Net Cash Used in Investing Activities	(68,983)	(233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of warrants	—	(1,949)
Proceeds from issuance of common stock	2,536	—
Taxes paid related to net settlement of equity awards	(874)	(247)
Stock issuance expenses	(588)	—
Proceeds from exercise of stock options	295	24
Net Cash Provided by (Used in) Financing Activities	1,369	(2,172)
(DECREASE) INCREASE IN CASH	(50,631)	14,483
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	57,332	23,014
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$6,701	$37,497

Semler Scientific, Inc.

Digital Assets- Additional Information

Rollforward of bitcoin holdings

Unaudited

	Source of Capital Used to Purchase Bitcoin	Digital Assets at Cost (in thousands)	Change in Fair Value (in thousands)	Digital Assets at Fair Value (in thousands)	Approximate Number of Bitcoin Held	Approximate Average Purchase Price Per Bitcoin
Balance as of March 31, 2024		$—	$—	$—	—	$—
Digital assets purchased	(a)	60,000		60,000	877	68,436
Change in fair value of the digital assets			(5,055)	(5,055)
Balance as of June 30, 2024		$60,000	$(5,055)	$54,945	877	$68,436
Digital assets purchased	(b)	8,400	—	8,400	141	67,177
Change in fair value of the digital assets		—	1,137	1,137	—	—
Balance as of September 30, 2024		$68,400	$(3,918)	$64,482	1,018	$67,177

(a)	Cash from operations
(b)	Cash from operations and proceeds from ATM offering.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded-indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific also invests in bitcoin and has adopted Bitcoin as its primary treasury asset. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding acquiring and holding bitcoin; as well as innovation and growth in its healthcare business; and sales of securities under the Sales Agreement and other financings to support additional bitcoin purchases; seeking a new 510(k) clearance for QuantaFlo with expanded indications; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as risks inherent with investing in bitcoin, including bitcoin's volatility; risk of implementing a new bitcoin treasury strategy; risk that insurance plans and other customers will not continue to license its cardiovascular testing products; risk of changes in the reimbursement landscape for its customers including related to the Centers for Medicare and Medicaid Services (CMS) rate announcement; risk of obtaining a new 510(k) clearance for expanded indications; along with those other risk factors detailed in Semler Scientific's filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this press release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

No Offer or Solicitation

This press release does not and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Semler Scientific, Inc., nor shall there be any offer, solicitation or sale of such securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.